EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Good Hemp, Inc. (the “Company”) on Form S-1 of our report dated March 27, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheet as of December 31, 2019, and the statements of operations, stockholders' equity and cash flows for the year then ended, and related notes, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

September 23, 2020